Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS RESULTS FOR FIRST QUARTER FISCAL 2018

OVERLAND PARK, Kan., December 7, 2017 — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its first fiscal quarter ended October 31, 2017. The Company reported a net loss attributable to Ferrellgas Partners, L.P. of $47.9 million, or $0.49 per common unit, compared to a net loss attributable to Ferrellgas Partners, L.P. of $43.1 million, or $0.44 per common unit, for the prior year period.

The Company reported that total gallons sold in the first quarter increased more than 9.5 million gallons over the same period in the prior year, which partially offset the effects of lower margins as the Company aggressively competes for new customers.  The Company reported adjusted EBITDA of $26.2 million, compared to $29.0 million in the prior year period.

At the end of this first quarter of the Company’s fiscal year, its leverage ratio was 7.57x reflecting peak working capital requirements. This level was lower than the 7.75x limit allowed under its secured credit facility and accounts receivable securitization facilities, as amended in April 2017. Based on the Company’s current forecast, the leverage ratio is expected to continue to strengthen and decrease throughout the fiscal year.

“Ferrellgas has entered the winter heating season with renewed vigor, and while we are optimistic about temperatures nearer to the norm we are focusing on several initiatives that will increase EBITDA regardless of weather,” said James E. Ferrell, the Company’s interim President and Chief Executive Officer. “Our Retail propane operations continue to add customers in significant numbers across all segments positioning the Company for potential future volume and cash flow growth. Further, we’ve closed on a number of accretive, bolt-on acquisitions that complement our strategic footprint. In our Blue Rhino business, we are reconfiguring our production facilities footprint in order to reduce freight costs and streamline production —initiatives that are particularly important as we added more than 2,300 new Blue Rhino locations in Q1 with more added since quarter end.  Blue Rhino growth is also important to us because is it less weather dependent. As for Midstream operations, the business has stabilized and is now focused on growth particularly in its trucking operations. The business exited a barge lease that was a significant headwind for EBITDA, and we are evaluating certain underperforming assets to find the best way to move forward with them.”

Mr. Ferrell continued, “These initiatives are the product of a leaner, more agile organization with a flatter management structure. I like our management team including the recent addition of Doran Schwartz as our Chief Financial Officer complementing an already strong and seasoned leadership team.  All of our employees are focused and working hard to generate more cash flow.  We are well positioned for fiscal 2018 and building a foundation for the long-term success of our Company.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended October 31, 2017, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833

Tom Colvin, Investor Relations — tomcolvin@ferrellgas.com, 816-792-6908

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	October 31, 2017	July 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$7,100	$5,760
Accounts and notes receivable, net (including $137,244 and $109,407 of accounts receivable pledged as collateral at October 31, 2017 and July 31, 2017, respectively)	191,428	165,084
Inventories	112,338	92,552
Prepaid expenses and other current assets	68,068	33,388
Total Current Assets	378,934	296,784

Property, plant and equipment, net	738,729	731,923
Goodwill, net	256,103	256,103
Intangible assets, net	250,629	251,102
Other assets, net	80,559	74,057
Total Assets	$1,704,954	$1,609,969

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$99,198	$85,561
Short-term borrowings	263,200	59,781
Collateralized note payable	88,000	69,000
Other current liabilities	200,879	126,224
Total Current Liabilities	651,277	340,566

Long-term debt (a)	1,812,155	1,995,795
Other liabilities	34,799	31,118
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at October 31, 2017 and July 31, 2017)	(754,456)	(701,188)
General partner unitholder (989,926 units outstanding at October 31, 2017 and July 31, 2017)	(67,528)	(66,991)
Accumulated other comprehensive income	32,915	14,601
Total Ferrellgas Partners, L.P. Partners’ Deficit	(789,069)	(753,578)
Noncontrolling Interest	(4,208)	(3,932)
Total Partners’ Deficit	(793,277)	(757,510)
Total Liabilities and Partners’ Deficit	$1,704,954	$1,609,969

(a)         The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2017	2016	2017	2016
Revenues:
Propane and other gas liquids sales	$302,758	$242,399	$1,378,771	$1,199,466
Midstream operations	120,760	108,044	479,419	539,612
Other	31,137	29,099	147,200	208,685
Total revenues	454,655	379,542	2,005,390	1,947,763

Cost of sales:
Propane and other gas liquids sales	179,515	119,212	754,458	561,894
Midstream operations	108,125	94,642	442,922	412,272
Other	13,702	11,746	69,223	123,535

Gross profit	153,313	153,942	738,787	850,062

Operating expense	110,462	104,992	437,221	447,921
Depreciation and amortization expense	25,732	26,202	102,881	139,736
General and administrative expense	13,164	12,482	47,662	48,821
Equipment lease expense	6,741	7,349	28,516	29,150
Non-cash employee stock ownership plan compensation charge	3,962	3,754	15,296	26,093
Non-cash stock-based compensation charge (a)	—	1,881	1,417	3,083
Asset impairments	—	—	—	628,802
Loss on asset sales and disposal	895	6,423	8,929	22,341

Operating income (loss)	(7,643)	(9,141)	96,865	(495,885)

Interest expense	(40,807)	(35,428)	(157,864)	(139,577)
Other income, net	511	508	1,477	740

Loss before income taxes	(47,939)	(44,061)	(59,522)	(634,722)

Income tax expense (benefit)	377	(590)	(176)	218

Net loss	(48,316)	(43,471)	(59,346)	(634,940)

Net loss attributable to noncontrolling interest (b)	(401)	(398)	(297)	(6,245)

Net loss attributable to Ferrellgas Partners, L.P.	(47,915)	(43,073)	(59,049)	(628,695)

Less: General partner’s interest in net loss	(479)	(431)	(590)	(6,287)

Common unitholders’ interest in net loss	$(47,436)	$(42,642)	$(58,459)	$(622,408)

Loss Per Common Unit
Basic and diluted net loss per common unitholders’ interest	$(0.49)	$(0.44)	$(0.60)	$(6.35)

Weighted average common units outstanding - basic	97,152.7	97,457.6	97,443.7	97,949.0

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2017	2016	2017	2016

Net loss attributable to Ferrellgas Partners, L.P.	$(47,915)	$(43,073)	$(59,049)	$(628,695)
Income tax expense (benefit)	377	(590)	(176)	218
Interest expense	40,807	35,428	157,864	139,577
Depreciation and amortization expense	25,732	26,202	102,881	139,736
EBITDA	19,001	17,967	201,520	(349,164)
Non-cash employee stock ownership plan compensation charge	3,962	3,754	15,296	26,093
Non-cash stock based compensation charge (a)	—	1,881	1,417	3,083
Asset impairments	—	—	—	628,802
Loss on asset sales and disposal	895	6,423	8,929	22,341
Other income, net	(511)	(508)	(1,477)	(740)
Severance expense $358 and $414 included in operating expense for the three months ended period October 31, 2017 and 2016, respectively. Also includes $1,305 and $1,055 included in general and administrative expense for the three months ended October 31, 2017 and 2016, respectively. Includes $358 and $938 in operating expense for the twelve months ended October 31, 2017 and 2016, respectively. Also includes $1,795 and $1,128 in general and administrative expense for the twelve months ended October 31, 2017 and 2016, respectively.	1,663	1,469	2,153	2,066
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives $1,607 and $1,839 included in cost of sales for the three and twelve months ended October 31, 2017, respectively, and $308 and $(140) for the three and twelve months ended October 31, 2016, respectively. Also includes $(2,120) included in operating expense for the twelve months ended October 31, 2017, and (1,877) and (1,330) for the three and twelve months ended October 31, 2016, respectively.	1,607	(1,569)	(281)	(1,470)
Acquisition and transition expenses (included in general and administrative expense)	—	—	—	84
Net loss attributable to noncontrolling interest (b)	(401)	(398)	(297)	(6,245)
Adjusted EBITDA (c)	26,216	29,019	227,260	324,850
Net cash interest expense (d)	(38,057)	(33,618)	(148,027)	(133,976)
Maintenance capital expenditures (e)	(8,704)	(3,322)	(22,317)	(14,244)
Cash paid for taxes	(6)	(1)	(315)	(778)
Proceeds from asset sales	1,208	1,720	7,440	6,730
Distributable cash flow attributable to equity investors (f)	(19,343)	(6,202)	64,041	182,582
Distributable cash flow attributable to general partner and non-controlling interest	(387)	(124)	1,281	3,652
Distributable cash flow attributable to common unitholders	(18,956)	(6,078)	62,760	178,930
Less: Distributions paid to common unitholders	9,715	49,791	38,860	200,467
Distributable cash flow excess/(shortage)	$(28,671)	$(55,869)	$23,900	$(21,537)

Propane gallons sales
Retail - Sales to End Users	119,294	111,188	572,978	552,986
Wholesale - Sales to Resellers	53,429	51,990	227,690	227,545
Total propane gallons sales	172,723	163,178	800,668	780,531

Midstream operations barrels
Salt water volume processed	4,940	3,703	18,752	15,512
Crude oil hauled	12,150	11,264	50,135	66,411
Crude oil sold	1,829	1,792	7,507	7,117

(a)         Non-cash stock-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	October 31		October 31
	2017	2016	2017	2016
Operating expense	$—	$94	567	$144
General and administrative expense	—	1,787	850	2,939
Total	$—	$1,881	$1,417	$3,083

(b)         Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)          Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, asset impairments, loss on asset sales and disposal, other income, net, severance expense, unrealized (non-cash) losses (gains) on changes in fair value  of derivatives, acquisition and transition expenses and net loss attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, becauseit allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other  companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)         Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)          Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)           Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes, plus proceeds from asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)          Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .